Press Release

FOR IMMEDIATE RELEASE:

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511
tmckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Third Quarter 2017 Financial Results

PITTSBURGH, October 30, 2017 – The Federal Home Loan Bank of Pittsburgh (Bank) today announced unaudited financial results for the third quarter of 2017. The Bank recorded net income of $83.9 million for the quarter. The Board of Directors declared dividends of 5.0 percent annualized on activity stock and 2.0 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on October 31, 2017.

“We were pleased with another strong quarter, driven by activity in advances and mortgages,” said Winthrop Watson, President and Chief Executive Officer. “Our solid performance, which reflects the Bank’s relevance to our membership, also allows us to set aside $9.3 million for affordable housing programs.”

Highlights for the third quarter of 2017 include:

Net income of $83.9 million
Net interest income of $109.3 million
Advances of $74.2 billion
Letters of credit at $20.8 billion
Retained earnings at $1.1 billion

Operating Results

The Bank’s net income for the third quarter of 2017 was $83.9 million compared to $54.8 million for the third quarter of 2016. This $29.1 million increase was primarily driven by higher net interest income. Net interest income was $109.3 million for the third quarter of 2017, an increase of $30.1 million compared to $79.2 million in the third quarter of 2016. Higher net interest income was primarily due to interest income on higher average advance balances, Federal funds sold and available-for-sale securities, partially offset by interest expense on higher average consolidated obligation balances. Third quarter 2017 performance allowed the Bank to set aside $9.3 million for affordable housing programs.

For the nine months ended September 30, 2017, net income was $258.7 million compared to $178.3 million for the same prior-year period. The $80.4 million increase was primarily due to higher net interest income and higher noninterest income, slightly offset by higher other expense. Net interest income was $328.0 million for the first nine months of 2017, an increase of $73.8 million compared to $254.2 million in the same prior-year period. This increase was primarily driven by interest income on higher average advance balances and Federal funds sold, partially offset by interest expense on higher average consolidated obligation balances. The amount of offsetting interest expense on consolidated obligations was reduced by improved funding spreads. Net interest income was also positively influenced by higher interest income on investment securities and mortgage loans held for portfolio, partially offset by a reduction in net prepayment fees on advances. Noninterest income was $26.2 million for the first nine months of 2017, compared to $3.8 million in the same prior-year period. This $22.4 million increase was primarily driven by lower net losses on derivatives and hedging activities, partially offset by lower net gains on trading securities and net realized gains on sales of available-for-sale securities in 2016 that did not recur in 2017. Total other expense increased $7.9 million for the first nine months of 2017 compared to prior-year period, primarily due to higher compensation and benefits expense.

Balance Sheet Highlights

At September 30, 2017, total assets were $99.9 billion, compared with $101.3 billion at December 31, 2016, a decrease of $1.4 billion. This decrease was primarily due to lower advances. Advances totaled $74.2 billion at September 30, 2017, a decrease of $2.6 billion compared to $76.8 billion at December 31, 2016.

Total capital at September 30, 2017, was $4.9 billion compared to $4.8 billion at December 31, 2016. Total retained earnings at September 30, 2017, were $1.1 billion compared to $986.2 million at December 31, 2016. Total retained earnings at September 30, 2017, included $266.3 million of restricted retained earnings compared with $214.5 million of restricted retained earnings at December 31, 2016. At September 30, 2017, FHLBank Pittsburgh had total regulatory capital of $4.8 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.0 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 2.0 percent. These dividends will be calculated on stockholders’ average balances during the period July 1, 2017, to September 30, 2017, and credited to stockholders’ accounts on Tuesday, October 31, 2017.

Detailed financial information regarding third quarter 2017 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing on November 9, 2017.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	September 30, 2017	December 31, 2016
ASSETS:
Cash and due from banks	$2,068.7	$3,587.6
Federal funds sold	6,025.0	3,222.0
Securities purchased under agreements to resell	1,500.0	2,000.0
Trading securities	404.3	395.2
Available-for-sale (AFS) securities	9,028.9	9,038.1
Held-to-maturity securities	2,289.6	2,566.1
Advances	74,228.0	76,808.7
Mortgage loans held for portfolio, net of allowance for credit losses of $6.1 and $6.2, respectively	3,763.3	3,390.7
All other assets	556.8	251.6

Total assets	$99,864.6	$101,260.0

LIABILITIES:
Total liabilities	94,924.7	96,466.1
CAPITAL:
Capital stock	3,696.9	3,755.4
Retained earnings	1,119.4	986.2
Accumulated other comprehensive income	123.6	52.3

Total capital	4,939.9	4,793.9

Total liabilities and capital	$99,864.6	$101,260.0

	Three months ended Sept. 30,		Nine months ended Sept. 30,
Condensed Statement of Income	2017	2016	2017	2016
Total interest income	$392.5	$238.3	$1,050.3	$710.7
Total interest expense	283.2	159.1	722.3	456.5

Net interest income	109.3	79.2	328.0	254.2
Provision (benefit) for credit losses	0.1	0.7	—	1.1
Gains (losses) on trading securities	0.3	(2.6)	7.9	25.6
Gains (losses) on sales of AFS securities	—	(0.1)	—	12.6
Gains (losses) on derivatives and
hedging	(0.5)	(2.4)	(0.4)	(54.4)
All other income	6.7	6.7	18.7	20.0
All other expense	22.5	19.2	66.7	58.8

Income before assessments	93.2	60.9	287.5	198.1
Affordable Housing Program assessment	9.3	6.1	28.8	19.8
Net income	$83.9	$54.8	$258.7	$178.3

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